As filed with the Securities and Exchange Commission on July 26, 2004
                                                          Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                           EUROWEB INTERNATIONAL CORP.
             (Exact Name of Registrant as Specified in Its Charter)

              Delaware                                   13-3696015
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization)

                                  1122 Budapest
                           Varosmajor utca 13. Hungary
                                (+36) 1-88-97-101
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                   Csaba Toro
                             Chief Executive Officer
                                  1122 Budapest
                           Varosmajor utca 13. Hungary
                                (+36) 1-88-97-101

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                 WITH COPIES TO:
                             Gregory Sichenzia, Esq.
                            Stephen M. Fleming, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018
                                 (212) 930-9700

        Approximate date of commencement of proposed sale to the public:
        From time to time, at the discretion of the selling shareholders after the effective date of this registration statement

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. | If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                         CALCULATION OF REGISTRATION FEE
======================================== =============== =================== ===================== =====================
                                                              Proposed             Proposed
 Title of Each Class of Securities to     Amount to be    Maximum Offering    Maximum Aggregate         Amount of
             be Registered                 Registered    Price per Share(1)   Offering Price(1)      Registration Fee
---------------------------------------- --------------- ------------------- --------------------- ---------------------
Shares of common stock                      677,201            $2.84            $1,923,250.84            $243.68
---------------------------------------- --------------- ------------------- --------------------- ---------------------
                                                                                                         $243.68
======================================== =============== =================== ===================== =====================

     (1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low closing prices of the Registrant's common stock on the Nasdaq SmallCap Market on July 20, 2004.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JULY 26, 2004

PROSPECTUS

                           EUROWEB INTERNATIONAL CORP.

                         677,201 Shares of Common Stock

     This prospectus relates to the public offering of an aggregate of 677,201 shares of common stock which may be sold from time to time by the selling stockholders of Euroweb International Corp. named in this prospectus. These shares were issued to the selling stockholders in connection with the acquisition of ELENDER Business Communications Services Ltd. ("Elender") by Euroweb

     The shares of common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" beginning on page 19. We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

     We have paid the expenses of preparing this prospectus and the related registration expenses.

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol "EWEB". The last reported sales price for our common stock on July 21, 2004, was $2.76 per share.

The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 8.

     We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. ____________________

     The date of this prospectus is ______, 2004

                                TABLE OF CONTENTS


Where You Can Find More Information............................4

Forward-Looking Statements.....................................5

Prospectus Summary.............................................6

Risk Factors...................................................7

Recent Developments............................................10


Use of Proceeds................................................12

Selling Stockholders...........................................13

Plan of Distribution...........................................15

Description of Securities to be Registered.....................17

Legal Matters..................................................18

Experts........................................................18

Indemnification................................................18

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the SEC's public reference rooms in Washington, D.C.. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC' s website at www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus. Any information that we incorporate by reference is automatically updated and superseded if information contained in this prospectus modifies or replaces that information. In addition, any information that we file with the SEC after the date of this prospectus will update and supersede the information in this prospectus. You must look at all of our SEC filings that we have incorporated by reference to determine if any of the statements in a document incorporated by reference have been modified or superseded.

     We incorporate by reference the document listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares registered hereby have been sold:

     o    Our annual report on Form 10-KSB for the year ended December 31, 2003;

     o Our quarterly report on Form 10-QSB for the quarter ended March 31, 2004;

     o Our current report on Form 8-K/A filed May 18, 2004 reporting our acquisition of the remaining interest in Euroweb Hungary Rt. held by PanTel Tavkozlesi es Kommunikacios rt.

     o Our current report on Form 8-K/A filed July 22, 2004 reporting our acquisition of Elender

     o    Our 2003 Proxy Statement.

     You may request additional copies of these filings at no cost, by writing or telephoning us at the following address or phone number:

         Euroweb International Corp.
         1122 Budapest
         Varosmajor utca 13. Hungary
         Attention:  Secretary
         (+36) 1-88-97-101

     You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

     These statements include, but are not limited to:

     o our liquidity and capital resources, operating expenses, future expenditures and our ability to continue as a going concern; and

     o    trends in industry activity generally.

     In some cases, you can identify forward-looking statements by words such as "may," "will," "should," "expect," "plan," "could," "anticipate," "intend," "believe," "estimate," "predict," "potential," "goal," or "continue" or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

     Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

                               PROSPECTUS SUMMARY

     We own and operate Internet service providers in the Czech Republic, Hungary, Romania and Slovakia through our subsidiaries Euroweb Czech Republic spol. s.r.o. ("Euroweb Czech"), Euroweb Hungary Rt. ("Euroweb Hungary"), Euroweb Romania S.A. ("Euroweb Romania") and Euroweb Slovakia a.s. ("Euroweb Slovakia"). We operate in one industry segment, providing Internet access and additional value added services to business customers.

     Our revenues come from the following four sources:

     o Internet service provider (Internet access, content and web services and other services);
     o    international/domestic leased services;
     o    voice over Internet protocol ("VOIP") services; and
     o the sale, rental and maintenance of dark fiber between the Hungarian border and the Romanian City of Timisoara.

     Our main customer in 2003 and the first quarter of 2004 for our international/domestic leased line, Internet and VOIP services was Pantel Telecommunication Rt., a related party.

Risk Factors

     If you purchase shares of our common stock, you will take on a financial risk. In deciding whether to invest, you should consider carefully the following factors, the information contained in this prospectus and the other information to which we have referred. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risk Related to our Business and Industry

Although we had a net profit for the first quarter of 2004, we had incurred comprehensive losses for the prior periods and we will again incur comprehensive losses if we are unable to generate sufficient revenue and control costs.

     Although we had a net profit of $40,860 for the three months ended March 31, 2004, we incurred net losses of $1,576,060 for the year ended December 31, 2003 and $5,894,234 for the year ended December 31, 2002. We may not sustain profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will incur losses. Our possible success is dependent upon the successful development and marketing of our services and products, as to which there is no assurance. Any future success that we might enjoy will depend upon many factors, including factors out of our control or which cannot be predicted at this time. These factors may include changes in or increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs, including costs of supplies, personnel and equipment, reduced margins caused by competitive pressures and other factors. These conditions may have a materially adverse effect upon us or may force us to reduce or curtail operations.

We would incur material additional expenses, which would reduce our revenue, if the Internet service industry becomes subject to additional regulations.

     The Internet service industry is not currently subject to direct regulation other than regulation applicable to businesses generally. However, changes in the regulatory environment relating to the telecommunications, Internet and media industries could have an effect on our business, which effect may be materially adverse to our interests. Additionally, legislative proposals from international, federal, state and foreign governmental bodies in the areas of content regulation, intellectual property, privacy rights and tax issues, could impose additional regulations and obligations upon all online service and content providers, which effect may be materially adverse to our interests. We cannot predict the likelihood that any such legislation will pass, nor the financial impact, if any, the resulting regulation may have on it.

     Moreover, the applicability to persons engaged in Internet commerce of existing laws governing issues such as intellectual property ownership, libel and personal privacy is uncertain. Recent events relating to the use of online services for certain activities has increased public focus and could lead to increased pressure on foreign and national legislatures to impose regulations on online service providers. The law relating to the liability of entities conducting business over the Internet for information carried on, or disseminated through, their systems is currently unsettled and has been the subject of several recent private lawsuits. In the event that a similar action be initiated against us, costs incurred as a result of such actions could have a material adverse effect on the business of our company.

Our future success is dependent, in part, on the performance and continued service of our CEO and our ability to attract additional qualified personnel and if we are unable to do so our results from operations may be negatively impacted.

     Our success will be dependent on the personal efforts of Csaba Toro, Chief Executive Officer. The loss of the services of Mr. Toro could have a material adverse effect on our business and prospects. We do not have and do not intend to obtain "key-man" insurance on the life of any of our officers. The success of our company is largely dependent upon our ability to hire and retain additional qualified management, marketing, technical, financial and other personnel. Competition for qualified personnel is intense, and there can be no assurance that we will be able to hire or retain additional qualified management. The inability to attract and retain qualified management and other personnel will have a material adverse effect on our company as our key personnel are critical to our overall management as well as the development of our technology, our culture and our strategic direction.

Our wholly owned subsidiary, Euroweb Romania, is highly dependent on one customer, Pantel Rt., which is owned by KPN Telecom B.V. If Pantel is to terminate our services our results from operations would be materially impacted if either the sales by Pantel from Euroweb Romania or the sales to Pantel by Euroweb Hungary were terminated.

     The majority owner of Pantel Rt. is KPN Telecom B.V., which also owns 43.53% of our common stock. Such ownership improved the co-operation of the two companies, which has resulted in a high level of dependency in the case of Euroweb Romania. Actual dependency from Pantel Rt., taking into account the direct and Pantel Rt. related sales, represents approximately 85% of total sales of Euroweb Romania. In addition, in February 2004 a Service Contract was entered between Euroweb Hungary and its subsidiaries and Pantel, by which Euroweb Hungary agreed to buy services from Pantel on an annual basis of HUF 600,000,000 plus value added tax during the next three years. In the event that the Euroweb Hungary does not satisfy this annual commitment, then it is required to pay to Pantel a penalty equal to 25% of the annual commitment less any services purchased. We have agreed to guarantee the payment of the annual commitment. Further, we has also agreed to guarantee a loan in the amount of HUF 245,000,000 plus interest payable by a Euroweb Hungary subsidiary to Pantel as well as the payment of HUF 93,000,000 plus value added tax to be made by Euroweb Hungary to Pantel in connection with unpaid services that have incurred to date. Despite the fact that co-operation is based on arm's length agreements, disagreements between the management of Pantel Rt. and our company, or an effective change of ownership in one or both companies, may result in the loss of the Pantel Rt. related revenues and their significant margin or the services provided by Pantel to our company.

Increased competition in the Internet service industry may make it difficult for our company to attract and retain customers and to maintain current pricing levels.

     The market for Internet-based products and services are new, intensely competitive, rapidly evolving and subject to rapid technological change. We expect competition to persist, intensify and increase in the future. Such competition could materially adversely affect our business, operating results or financial condition.

     We believe that the main competitors of Euroweb Slovakia are four of the largest or most active providers in Slovakia:

     o    Nextra;

     o    GTS Slovakia;

     o    SLOVANET; and

     o    the incumbent telecom operator, Slovak Telecom.

     All of the above are all also providing internet services. Both Nextra and GTS Inec have a customer base similar to ours.

     Romania's Internet market is in the initial phase of development. At present, other then Euroweb Romania, there are several other data transmission companies providing internet services, which also cover the entire territory of
Romania:

     o    RDS;

     o    GTS Romania;

     o    Equant;

     o    Connex; and

     o    Romtelecom.

     As a result of the acquisition of the remaining interest of Euroweb Hungary in 2004, it became our largest subsidiary, which faces the following direct competition on the Hungarian Internet market:

     o    Axelero (incumbent Matav's subsidiary);

     o    GTS Hungary; and

     o    Interware.

     We may face intense competition from other companies directly involved in the same business and also from many other companies offering products, which can be used in lieu of those offered by our company. Competition can take many forms, including convenience in obtaining products, service, marketing and distribution channels. We may not be able to compete successfully against current or future competitors or that competitive pressures faced by us will not materially adversely affect our business, operating results or financial condition.

Risks Related to our Common Stock

     The substantial number of shares that are or will be eligible for sale, including the 677,201 shares of common stock being registered pursuant to this prospectus would represent approximately 13% of our total outstanding shares, which could cause our common stock price to decline even if we are successful.

     Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We are registering 677,201 shares of common stock pursuant to our prospectus. The shares being registered pursuant to this prospectus would represent approximately 13% of our total outstanding.

We have anti-takeover provisions, which could inhibit potential investors or delay or prevent a change of control that may favor you.

     Some of the provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control. In particular, our board of directors is authorized to issue up to 5,000,000 shares of preferred stock (less any outstanding shares of preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.

                               RECENT DEVELOPMENTS

Euroweb Hungary Rt.

     On February 12, 2004, we entered into a Share Purchase Agreement with PanTel Tavkozlesi es Kommunikacios rt. ("Pantel"), a Hungarian corporation, to acquire Pantel's 51% interest in Euroweb Hungary that provides Internet service and is based in Budapest, Hungary. The acquisition was closed on March 1, 2004. Prior to this acquisition, we owned 49% of Euroweb Hungary and, as a result of this acquisition, Euroweb Hungary became a wholly-owned subsidiary of our company. The purchase price of EURO 1,650,000 (approximately $2,105,000) was funded from cash that we had previously raised.

     As part of the acquisition, we guaranteed the purchase of HUF 600 million (approximately $3,000,000) of services (annually from 2004-2006) by Euroweb Hungary and its subsidiaries from Pantel. In 2003, Euroweb Hungary and subsidiaries (Freestart Kft. and Neophone Rt.) purchased in excess of HUF 700 million (approximately $3,500,000) in services from Pantel. In the event that Euroweb Hungary and its subsidiaries do not satisfy this commitment, then Euroweb Hungary is required to pay to Pantel a penalty equal to 25% of the commitment amount less any services purchased.

     We also guaranteed a loan of HUF 245,000,000 ($1,201,687) plus interest payable provided by Pantel to Freestart Kft., a subsidiary of Euroweb Hungary, as well as a guarantee of HUF 93,000,000 ($456,150) related to trade payables.

ELENDER Business Communications Services Ltd.

     On February 23, 2004, we entered into a Shares Purchase Agreement with Vitonas Investments Limited, a company with registered seat in Cyprus, Certus Kft., a Hungarian corporation and Rumed 2000 Kft., a Hungarian corporation, to acquire their 100% interest in Elender is a Hungarian corporation. Elender is an Internet service provider located in Hungary that provides internet access to the corporate and institutional (public) sector and, amongst others, 2,300 schools in Hungary. The Elender acquisition was closed on June 9, 2004.

     The total purchase price paid by our company for the acquisition of Elender was $9,500,000 as follows:

     o    cash in the amount of $6,500,000; and
     o    677,201 shares of our common stock.

The number of shares was calculated by dividing $3,000,000 by $4.43, which is the average trade weighted stock market price during the 60 days prior to signing of the binding term sheet between the parties. At closing, Elender had debt valued at $2,900,000, consisting of a bank loan and a non-transferable shareholders loan payable by Elender to Vitonas Investments Limited,

Certus Kft., and Rumed 2000 Kft. We guaranteed the full repayment of the non-transferable shareholders loan in a period of one and a half years and, in addition, we have also placed in escrow 248,111 shares, which are to be issued to the sellers in the event that there is a default in connection with the non-transferable shareholders loan.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of common stock by the selling stockholders. All of the net proceeds from the sale of our common stock will go to the selling stockholders.

                              SELLING STOCKHOLDERS

     The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

     The following table also sets forth the name of each entity who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                       Shares Beneficially Owned                         Shares Beneficially Owned
                                       Prior to the Offering (1)                          After the Offering (2)
                                    --------------------------------                  --------------------------------
                                                                      Total Shares
               Name                     Number          Percent        Registered         Number          Percent
----------------------------------- ---------------- --------------- ---------------- ---------------- ---------------
CERTUS Kereskedelmi Korlatolt                82,890            1.55%          82,890                0              --
Felelossegu Tarsasag(1)
Hungary
1025 Budapest Vihorlat u. 10
----------------------------------- ---------------- --------------- ---------------- ---------------- ---------------
RUMED 2000 Kft. (2)                          72,257            1.35%          72,257                0              --
Hungary
1056 Budapest
Iranyi u. 1
----------------------------------- ---------------- --------------- ---------------- ---------------- ---------------
Vitonas Investments Limited                 522,054            9.77%         522,054                0              --
Chrysanthou Mylona 3, P.C. (3)
3030 Limassol
Cyprus
----------------------------------- ---------------- --------------- ---------------- ---------------- ---------------
Total                                                                        677,201
-----------------------------------                                  ----------------

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days.

(1) CERTUS Kereskedelmi Korlatolt Felelossegu Tarsasag is beneficially owned by Lepp Gyula, Lepp Judit, and Leppne Ruzsovics Krisztina.

(2) RUMED 2000 Kft. is beneficially owned by Dr. Koka Janos and Dr. Kokane Ruzsovics Agnes.

(3) Vitonas Investments Limited is beneficially owned by WALLIS BEFEKTETESI GAZDASAGI TANACSADO ES VAGYONKEZELESI RT ("Wallis"). Wallis, a limited company, with its registered seat in Hungary owns 99.9% of the outstanding ordinary shares of Vitonas Investments Limited. The majority shareholder of Wallis, Mr. Tibor Veres, owns 83.55% of Wallis, may be deemed the control person of the shares owned by Vitonas, with final voting power and investment control over such shares.

                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of the selling stockholders. We are paying all costs, expenses and fees in connection with the registration of shares offered by this prospectus. Brokerage commissions, if any, attributable to the sale of shares will be borne by the selling stockholders.

     Each selling stockholder of the common stock of our company and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Nasdaq SmallCap Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o    settlement of short sales;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale;

     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

     In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     We are required to pay certain fees and expenses incurred incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

     The rights evidenced by the shares of common stock to be registered hereunder are described below. Our total authorized capital stock is 35,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of July 6, 2004, there were issued and outstanding 5,342,533 shares of common stock.

     Common Stock. Each holder of common stock is entitled to one vote per share held of record on all matters submitted to a vote of the stockholders. All shares of common stock are entitled to participate in any distributions or dividends that may be declared by the board of directors, subject to any preferential dividend rights of outstanding shares of preferred stock. Subject to prior rights of creditors, all shares of common stock are entitled, in the event of our liquidation, dissolution or winding up, to participate ratably in the distribution of all our remaining assets, after distribution in full of preferential amounts, if any, to be distributed to holders of preferred stock. There are no sinking fund provisions applicable to the common stock. Our common stock has no preemptive or conversion rights or other subscription rights. All of the shares of common stock offered by us under this prospectus will, when issued, be fully paid and non-assessable.

                                  LEGAL MATTERS

     The validity of the issuance of the shares being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

Our financial statements and schedules incorporated by reference in this prospectus, to the extent and for the periods indicated in their reports, have been audited by KPMG Hungaria Kft., independent public accountants.

The ELENDER Business Communications Services Rt. financial statements incorporated in this prospectus by reference from the Company's Current Report on Form 8-K/A filed July 22, 2004 have been audited by Deloitte Auditing and Consulting Ltd, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distributions.

SEC registration fee..........................          $243.68
Legal fees and expenses.......................       $35,000.00
Total.........................................       $35,243.68

Item 15. Indemnification of Directors and Officers.

     Our Certificate of Incorporation, as amended and restated, provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

     Our By Laws also provide that the Board of Directors may also authorize the company to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 16. Exhibits.

     The exhibits filed as part of this Registration Statement are as follows:

Exhibit Number        Description
--------------        ------------------------------------------------------------------------------------------------
2.1                   Subscription Agreement and Option Agreement with KPN(1)(2)

3.1                   Certificate of Incorporation filed November 9, 1992(1)

3.2                   Amendment to Certificate of Incorporation filed July 9,1997(2)

3.3                   Restated Certificate of Incorporation(6)

3.4                   Amendment to the Restated Certificate of Incorporation(7)

3.5                   By-laws(2)

4.1                   Form of Common Stock Certificate(1)

4.2                   Intentionally left blank

4.3                   Placement Agreement between Registrant and J.W. Barclay & Co., Inc. and form of Placement
                      Agent Warrants issued in connection with private placement financing(1)

5.1                   Opinion of Sichenzia Ross Friedman Ference LLP

10.1                  Shares Purchase Agreement between PanTel Tavkozlesi es Kommunikacios rt., a Hungarian company, and Euroweb International Corp., a Delaware corporation (3)

10.2                  Guaranty by Euroweb International Corp., a Delaware corporation, in favor of PanTel Tavkozlesi es Kommunikacios rt., a Hungarian company (3)

10.3                  Shares Purchase Agreement between Vitonas Investments Limited, a Hungarian corporation, Certus
                      Kft., a Hungarian corporation, Rumed 2000 Kft., a Hungarian corporation and Euroweb
                      International Corp., a Delaware corporation, dated as of February 23, 2004. (4)

14.1                  Code of Ethics and Business Conduct of Officers, Directors and Euroweb International Corp.

23.1                  Consent from KPMG Hungaria Kft.

23.2                  Consent from Deloitte Auditing and Consulting Ltd.

23.3                  Consent from Counsel (incorporated in Exhibit 5.1)

(1) Exhibits are incorporated by reference to Registrant's Registration Statement on Form SB-2 dated May 12, 1993 (Registration No. 33-62672-NY, as amended)
(2) Filed with Form 10-QSB for quarter ended June 30, 1998.
(3) Filed as an exhibit to Form 8-K on February 27, 2004.
(4) Filed as an exhibit to Form 8-K on March 9, 2004.
(5) Filed as an exhibit to Form 10-KSB for the year ended December 31, 2003.
(6) Filed as exhibit A to the Definitive Proxy filed on May 7, 2003.
(7) Filed as exhibit A to the Definitive Proxy filed on May 12, 2004.

Item 17. Undertakings

(a)  The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes on volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement,

     2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     6. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14-a or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulations S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Euroweb International Corp., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Budapest, Country of Hungary, on the 23rd day of July 2004.

                                                 EUROWEB INTERNATIONAL CORP.


                                                 By: /s/ Csaba Toro
                                                     --------------
                                                 Name:   Csaba Toro
                                                 Title:  Chief Executive Officer

                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Csaba Toro his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated:

    Signature                       Title                          Date


By: /s/Csaba Toro          Chief Executive Officer and          July 23, 2004
-----------------          Director (Principal Executive
Csaba Toro                 Officer)


By: /s/Peter Szigeti       Chief Accounting Officer             July 23, 2004
--------------------
Peter Szigeti              (Principal Financial and
                           Accounting Officer)

By: /s/Stewart Reich       Chairman of the Board                July 23, 2004
---------------------
Stewart Reich

By: /s/Howard Cooper       Director                             July 23, 2004
--------------------
Howard Cooper

By:                        Director                             July 23, 2004
Hans Lipman

By:                        Director                             July 23, 2004
Daniel Kwantes